EXHIBIT 10.4

STAGE STORES
NONEMPLOYEE DIRECTOR RESTRICTED STOCK AWARD AGREEMENT
Stage Stores, Inc. ( “Company”), pursuant to its 2017 Long-Term Incentive Plan (“Plan”), hereby grants to the individual listed below (“Participant”), a member of the Board of Directors of the Company, a restricted stock award of shares of common stock of the Company (“Restricted Stock Award”) on the terms set forth below. The Restricted Stock Award is subject in all respects to the terms and conditions set forth herein and in the Addendum included herewith (collectively with the Addendum, this “Restricted Stock Award Agreement” or this “Agreement”) and the Plan, which is incorporated herein by reference and made part hereof. Unless otherwise defined herein, capitalized terms used in this Agreement shall have the meanings set forth in the Plan.

SUMMARY OF TERMS

Participant:	[●]
Grant Date:	[●]
Total number of Shares granted:	[●] shares of the common stock of the Company (“Shares”)
Vesting schedule:
Except as set forth herein, the Restricted Stock Award shall vest on the earlier of (i) the first anniversary of the Grant Date or (ii) the date of the first annual meeting of the Company’s shareholders following the Grant Date (“Vesting Date”), provided that the Participant has not had a Termination Event from the Grant Date through the Vesting Date.

Vesting/forfeiture upon termination and other events:
Retirement, death and Disability. If the Participant has a Termination Event on account of Retirement, death or Disability, the Restricted Stock Award will immediately vest in full on the date of such Termination Event. For purposes of the Restricted Stock Award, so long as the Participant remains a member of the Board, “Retirement” shall not have the meaning given in the Plan, but shall mean the Participant attaining the age at which a member of the Board must cease serving on the Board as set forth in the Company’s Corporate Governance Guidelines (which age is 75 years old as of the Grant Date).
Other termination. If the Participant has a Termination Event for any reason other than Retirement, death or Disability, the unvested portion of the Restricted Stock Award shall be automatically forfeited on the date of such Termination Event.
Change in Control. Provided that the Participant has not had a Termination Event from the Grant Date through the time immediately preceding the consummation of a Change in Control, if a Change in Control occurs, the Restricted Stock Award will immediately vest in full on the date of the consummation of the Change in Control.

Shareholder Rights:
Subject to the terms of this Agreement, the Participant shall have all rights of a shareholder with respect to the Restricted Stock Award that has not vested, including the right to vote and receive dividends, if any, on the unvested portion of the Restricted Stock Award.

PARTICIPANT ACCEPTANCE

By signing below, the Participant agrees to be bound by the terms and conditions of the Plan and this Agreement and accepts the Restricted Stock Award. The Participant accepts as binding, conclusive and final all decisions or interpretations of the Committee upon any questions arising under the Plan or this Agreement.
The Participant acknowledges delivery of the Plan and the Plan prospectus together with this Restricted Stock Award Agreement. Additional copies of the Plan and the Plan prospectus are available by contacting the Company’s Chief Legal Officer, 2425 West Loop South, Houston, Texas 77027, or at (800) 324-3244.

Agreed and accepted:

Participant

Date

STAGE STORES, INC.
NONEMPLOYEE DIRECTOR RESTRICTED STOCK AWARD AGREEMENT ADDENDUM
This Addendum is a part of the Restricted Stock Award Agreement with which it is included.

1.
GRANT OF RESTRICTED STOCK. Pursuant to the terms of the Plan and this Agreement, the Company hereby grants to the Participant, as of the Grant Date, a restricted stock award for the number of Shares set forth in the summary of terms section of this Agreement.

2.VESTING.

(a)The Restricted Stock Award shall become vested, and the restrictions described in Sections 2(b) and 2(c) below shall lapse, upon the Participant’s satisfaction of the requirements of the vesting schedule set forth in summary of terms section of this Agreement.

(b)Except as set forth in the summary of terms section of this Agreement, if the Participant has a Termination Event for any reason before the Restricted Stock Award fully vests, the unvested portion of the Restricted Stock Award shall be automatically forfeited on the date of such Termination Event.

(c)During the period before the Restricted Stock Award vests, except by will or by the laws of descent and distribution, the non-vested portion of the Restricted Stock Award may not be assigned, transferred, pledged or otherwise disposed of by the Participant. Any attempt to assign, transfer, pledge or otherwise dispose of the Shares contrary to the provisions hereof, and the levy of any execution, attachment or similar process upon the shares, shall be null, void and without effect.

3.ISSUANCE OF SHARES.

(a)Stock certificates representing the Restricted Stock Award may be issued by the Company and held in escrow by the Company until the Restricted Stock Award vests, or the Company may hold noncertificated shares until the Restricted Stock Award vests. When the Participant obtains a vested right to the Shares subject to the Restricted Stock Award, the Company shall deliver to the Participant evidence of book entry Shares or Share certificates representing the vested Shares to be issued to the Participant, free of the restrictions set forth in Section 2 of this Agreement. The certificates for Shares may include any legend which the Committee deems appropriate to reflect any restrictions on transfer of such Shares.

(b)The Company shall not be required to transfer or deliver any certificate or certificates for Shares under this Agreement: (i) until after compliance with all then applicable requirements of law; and (ii) prior to admission of the Shares to listing on any stock exchange on which the Shares may then be listed.

4.GENERAL RESTRICTIONS. The Restricted Stock Award is granted pursuant to the terms of the Plan, which is incorporated herein by reference, and this Agreement shall in all respects be governed by and interpreted in accordance with the Plan and all applicable federal and state laws, rules, and regulations, and to such approvals by any regulatory or governmental agency as may be required, and to any rules or regulations of any stock exchange on which the Shares are listed. This grant is subject to interpretations, regulations and determinations concerning the Plan established from time to time by the Committee in accordance with the provisions of the Plan, including, but not limited to, provisions pertaining to (a) rights and obligations with respect to withholding taxes, (b) the registration, qualification or listing of the Shares, (c) changes in capitalization of the Company and (d) other requirements of applicable law. The Committee shall have the authority to interpret and construe this Agreement pursuant to the terms of the Plan, and its decisions shall be conclusive as to any questions arising hereunder. If there is any inconsistency between the terms of this Agreement and the terms of the Plan, the Plan’s terms shall completely supersede and replace the conflicting terms of this Agreement.

5.WITHHOLDING. The Company will not withhold or pay any amount to satisfy federal, state, provincial, and local taxes, domestic or foreign, with respect to any taxable event arising with respect to the Participant as a result of the Restricted Stock Award (“Taxes”). The Participant acknowledges and agrees that the Participant shall be solely responsible for the payment of any Taxes arising in connection with the grant or vesting of the Restricted Stock Award or otherwise arising under this Agreement or the Plan.

6.RIGHT TO TERMINATE SERVICES. Nothing in this Agreement shall confer upon the Participant the right to continue as a member of the Board or affect any right which the Company or its shareholders may have to terminate the directorship of the Participant at any time and for any reason. This Agreement does not in any way affect any other service agreement or arrangement that the Participant may have with the Company or an Affiliate.

7.RECOVERY OF COMPENSATION; COMPLIANCE WITH POLICIES. Pursuant to Section 24.1 of the Plan, the Restricted Stock Award will be subject to any clawback policy adopted by the Board or the Committee that is consistent with applicable law, whether such Restricted Stock Award was granted before or after the effective date of any such clawback policy. The Participant also represents and warrants to the Company that the Participant is aware of and agrees to be bound by the Company’s insider trading policies and the applicable laws and regulations relating to the receipt, ownership and transfer of the Company’s securities.

8.SEVERABILITY. Every part, term or provision of this Agreement is severable from the others. Notwithstanding any possible future finding by a duly constituted authority that a particular part, term or provision is invalid, void or unenforceable, this Agreement has been made with the clear intention that the validity and enforceability of the remaining parts, terms and provisions shall not be affected thereby.

9.ENTIRE AGREEMENT. This Agreement, together with the Plan, contains the entire agreement of the parties with respect to the Restricted Stock Award granted hereby and may not be changed orally but only by an instrument in writing signed by the party against whom enforcement of any change, modification or extension is sought.

10.NOTICE. Any notice to be delivered under this Agreement shall be given in writing and delivered by hand, sent by telecopy or enclosed in a properly sealed envelope addressed to the Company or the Participant at their last known address, registered and deposited, postage prepaid, in a post office regularly maintained by the United States Postal Service.

11.GOVERNING LAW. This Agreement shall be governed by the laws of the State of Texas, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction. The Participant agrees to submit to the exclusive jurisdiction and venue of the federal or state courts located in Harris County, Texas, to resolve any and all issues that may arise out of or relate to the Plan or this Agreement.

12.HEADINGS. The headings in this Agreement are for convenience only and shall not be used to interpret or construe the provisions of this Agreement.

13.BINDING EFFECT. This Agreement shall be binding upon and inure to the benefit of any successor or successors of the Company.

14.SECTION 409A COMPLIANCE. This Agreement is intended to be exempt from or otherwise comply with the provisions of Section 409A of the Code. The Company may change or modify the terms of this Agreement without the Participant’s consent or signature if the Company determines, in its sole discretion, that such change or modification is necessary for purposes of compliance with or exemption from the requirements of Section 409A of the Code or any regulations or other guidance issued thereunder. Notwithstanding the previous sentence, the Company may also amend the Plan or this Agreement or revoke the Restricted Stock Award to the extent permitted by the Plan.

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